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                                                                   EXHIBIT 10.36

                                SECOND AMENDMENT
                              TO THE NISOURCE INC.
                    NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

        WHEREAS, NiSource Inc. (formerly NIPSCO Industries, Inc.) ("Company") adopted the NIPSCO Industries, Inc. Nonemployee Director Stock Incentive Plan, effective February 1, 1992, and the Plan was renamed as the NiSource Inc. Nonemployee Director Stock Incentive Plan, effective April 1, 1999; and

        WHEREAS, pursuant to Section 9.1 of the Plan, the Company deems it to be in its best interest to amend the Plan as described below;

        NOW THEREFORE, the Plan is hereby amended, effective April 29, 2002, to add the following paragraph at the end of Section 6.2:

        Notwithstanding the preceding provisions of this Section, each Nonemployee Director who is a member of the Board on April 29, 2002, and who has been nominated for reelection to the Board at the annual meeting of shareholders of the Company to be held on May 21, 2002, shall be granted 2,600 Shares of Restricted Stock on April 29, 2002. In the event that any such Nonemployee Director is not reelected to serve on the Board at the Annual Meeting of Shareholders on May 21, 2002, the grant of Shares of Restricted Stock to him or her pursuant to the preceding sentence shall be null and void and of no effect.

        This Second Amendment to the Plan has been executed by the Company, by its duly authorized officer, on this 30th day of April, 2002.

                                            NiSource Inc.



                                            By: /s/ S. LaNette Zimmerman
                                                --------------------------------
                                                S. LaNette Zimmerman
                                                Executive Vice President